                                                                     EXHIBIT II
                                    EXHIBIT A

                            CERTIFICATE OF MERGER OF
                       RICHMONT MARKETING SPECIALISTS INC.
                                      INTO
                          MERKERT AMERICAN CORPORATION

         The undersigned corporation organized and existing under and by virtue of the General Corporation Law of Delaware,

         DOES HEREBY CERTIFY:

         FIRST: That the name and state of incorporation of each of the constituent corporations of the merger is as follows:

         NAME                                          STATE OF INCORPORATION
         ----                                          ----------------------

         Richmont Marketing Specialists Inc.                    Delaware
         Merkert American Corporation                           Delaware

         SECOND: That an Agreement and Plan of Merger between the parties to the merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Section 251 of the General Corporation Law of Delaware.

         THIRD: That Merkert American Corporation shall be the surviving corporation. The Certificate of Incorporation of Merkert American Corporation shall be amended in the merger to change the name of the corporation to Marketing Specialists Corporation.

         FOURTH: That the Certificate of Incorporation of Merkert American Corporation, with the amendments set forth in Exhibit A attached hereto, shall constitute the Certificate of Incorporation of the surviving corporation.

         FIFTH: That the executed Agreement and Plan of Merger is on file at the principal place of business of the surviving corporation, the address of which is 490 Turnpike Street, Canton, MA 02021.

         SIXTH: That a copy of the Agreement and Plan of Merger will be furnished by the surviving corporation, on request and without cost, to any stockholder of any constituent corporation.


Dated: _________ __, 1999

                                                   MERKERT AMERICAN CORPORATION,
                                                   a Delaware Corporation


                                                   -----------------------------
                                                   By:
                                                   Its:

                       EXHIBIT A TO CERTIFICATE OF MERGER


1. Article I of the Certificate is hereby deleted in its entirety and replaced with the following:

                                      NAME

            The name of the Corporation is Marketing Specialists Corporation.

2. Section 3 of Article VI of the Certificate is hereby deleted in its entirety and replaced with the following:

         Section 3.  Terms of Directors.

         The number of Directors of the Corporation shall be fixed by resolution duly adopted from time to time by the Board of Directors. The Directors, other than those who may be elected by the holders of any series of Undesignated Preferred Stock of the Corporation, shall be classified, with respect to the term for which they severally hold office, into three classes, as nearly equal in number as possible, as provided in this Article VI.3. The initial Class I Directors shall be Ronald D. Pedersen, Timothy M. Byrd and James A. Schlindwein. The initial Class II Directors shall be Nick G. Bouras, Gerald R. Leonard and Edward P. Grace III. The initial Class III Directors shall be John P. Rochon, James L. Monroe and ______________. The initial Class I Directors shall serve for a term expiring at the annual meeting of stockholders to be held following the Corporation's 1999 fiscal year, the initial Class II Directors shall serve for a term expiring at the annual meeting of stockholders to be held following the Corporation's 2000 fiscal year and the initial Class III Directors shall serve for a term expiring at the annual meeting of stockholders to be held following the Corporation's 2001 fiscal year. At each annual meeting of stockholders, the successor or successors of the class of Directors whose term expires at that meeting (other than Directors elected by any series of Undesignated Preferred Stock) shall be elected by a plurality of the votes cast at such meeting and shall hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. The Directors elected to each class (other than Directors elected by any series of Undesignated Preferred Stock) shall hold office until their successors are duly elected and qualified or until their earlier resignation or removal.

         Notwithstanding the foregoing, whenever, pursuant to the provisions of
Article IV of this Second Amended and Restated Certificate of Incorporation, the holders of any one or more series of Undesignated Preferred Stock shall have the right, voting separately as a series or together with holders of other such series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Second Amended and Restated Certificate of Incorporation and any certificate of designations applicable thereto, and such Directors so elected shall not be divided into classes pursuant to this Section 3.

         During any period when the holders of any series of Undesignated Preferred Stock have the right to elect additional Directors as provided for or fixed pursuant to the provisions of Article IV hereof, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of Directors of the Corporation shall automatically be increased by such specified number of Directors, and the holders of such Undesignated Preferred Stock shall be entitled to elect the additional Directors so provided for or fixed pursuant to said provisions, and
(ii) each such additional Director shall serve until such Director's successor shall have been duly elected and qualified, or until such Director's right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to such Director's earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Undesignated Preferred Stock having such right to elect additional Directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional Directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional Directors, shall forthwith terminate and the total and authorized number of Directors of the Corporation shall be reduced accordingly.